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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): October 6, 1999



                         LITHIUM TECHNOLOGY CORPORATION
        (Exact Name of Small Business Issuer as Specified in Its Charter)


     Delaware                            1-10446              13-3411148
State or Other Jurisdiction              Commission           IRS Employer
of Incorporation or Organization         File Number          Identification No.

                  5115 Campus Drive, Plymouth Meeting, PA   19462
                 Address of Principal Executive Offices    Zip Code


       Registrant's telephone number, including area code: (610) 940-6090



           Former name or former address, if changed since last report


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Item 5.   Other Events.

On October 6, 1999, the Company and Pacific Lithium Limited ("PLL") of Auckland, New Zealand announced that they had signed a Memorandum of Agreement to merge their respective lithium battery technologies and operations, and ultimately form a new U.S. corporation. The transaction will require the approval of shareholders of both companies.

PLL is an unlisted New Zealand public company with more than 600 shareholders and access to sources of capital in New Zealand, Australia, Japan, Singapore and the U.S. It has an exclusive licensing arrangement with the Massachusetts Institute of Technology (MIT) to commercialize their proprietary electrode and electrolyte polymers. PLL is a significant supplier of high quality battery-specific lithium carbonate to Japanese cathode and electrolyte suppliers.

The Company believes that new combined entity will have a unique position in the lithium polymer battery market, providing a proprietary vertical integration capability that would range from ultra high grade lithium carbonate and lithiated manganese cathode materials to reinforced composite battery structures, with low cost, high yield thin film manufacturing processes. The Company believes that this combination of technologies, capabilities and people will enable the new company to become the low cost provider of high quality and high performance lithium polymer batteries. Targeted end user applications include the portable electronics market, particularly notebook computers and PDAs, as well as the rapidly emerging Hybrid Electric Vehicle (HEV) market.

Under the terms of the transaction, the Company's technology, assets and operations would be transferred to PLL in exchange for the issuance to the Company of 3 million shares of PLL Class B common stock (which will constitute approximately 15% of PLL's outstanding shares after the transaction) and warrants to purchase 1.5 million additional shares of PLL stock at $2.50 U.S. per share. The current asking price for sales of PLL stock is U.S. $2.50 per share. During the first half of 1999 PLL raised U.S. $5 million through the sales of PLL common stock at U.S. $2.25 per share. As additional consideration, PLL will assume responsibility for all of LTC's operating cash requirements. Beginning in October 1999 and until shareholder approval, PLL will provide continuing working capital for the Company. Following shareholder approval, and up to the time of the Ilion IPO described below, the Company's capital equipment and operating cash flow requirements will be an integral part of PLL's capital raising program.

Once the transaction is complete, the Company would become a holding company whose sole assets would be the shares and warrants of PLL issued in the merger. PLL intends to reincorporate in the U.S. as a private company named Ilion Technology Corporation and consummate an IPO and NASDAQ listing of Ilion. The Company's stock would continue to be traded in the OTC market until the Ilion IPO.

The consummation of the transaction is contingent upon certain closing conditions being met by the parties including the execution of definitive agreements, obtainment of applicable regulatory approvals, and the approval of the transaction and a definitive agreement by the shareholders and directors of the Company and PLL. The Company expects the transaction to be closed during the first quarter of 2000, assuming the closing conditions have been met.


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If the merger is not consummated for any reason (except the default of PLL) any advances from PLL to the Company will be converted into Company common stock at U.S. $0.10 per share, PLL will be issued warrants to purchase 7.5 million shares of Company common stock exercisable at U.S. $0.15 per share, the Company will grant PLL a non-exclusive world wide license to use the Company's thin film technology and manufacturing methods and PLL will have a first option to purchase the Company's technologies and processes at market value if the Company sells, goes into receivership, liquidation or the like.

PLL intends to appoint Mr. David Cade, the Company's President and Chief Operating Officer as Chief Operating Officer of the combined companies upon the completion of the transaction and Chief Executive Officer upon completion of the IPO. Dr. George Ferment, the Company's Executive Vice President of Operations and Chief Technical Officer, will assume a commensurate role in the =new organization.


Item 7. Exhibits.


99.1              Press Release, dated October 6, 1999.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              LITHIUM TECHNOLOGY CORPORATION



                              By:   /s/ David J. Cade
                                   David J. Cade
                                   President and Chief Operating Officer

Date:  October 12, 1999



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